Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS FOURTH QUARTER 2013 RESULTS

CHESTER, WV — March 11, 2014 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Results

For the fourth quarter of 2013, the Company’s total net revenues were $114.8 million, a decrease of 0.8% compared to $115.8 million in the same period of 2012.  Adjusted EBITDA in the fourth quarter of 2013 was $21.0 million, a decrease of 1.0% from the prior-year period, and adjusted EBITDA margin was 18.3%, comparable to the prior-year period.

“We are pleased with our fourth quarter performance, despite increased competition, soft economic conditions and inclement weather, especially the performance at our Scioto Downs gaming facility, which generated double-digit revenue and adjusted EBITDA growth in the fourth quarter of 2013 and continues to maintain a significant share of the Columbus slot market,” said Joseph L. Billhimer, President and Chief Operating Officer of MTR Gaming Group, Inc.  “Although Mountaineer Park’s operations in the fourth quarter also saw double-digit adjusted EBITDA growth, Mountaineer and Presque Isle Downs continued to be impacted by competition, in addition to the unfavorable weather.  We remain focused on executing our strategy of delivering exceptional service to our customers through balanced and refined marketing initiatives, continuing to improve our facilities and effectively managing our expense structure.”

The Company reported a net loss of $7.1 million for the fourth quarter of 2013, or $0.25 per diluted share, compared to a net loss of $5.5 million, or $0.20 per diluted share, in the same period of 2012.  Excluding $1.6 million in costs associated with MTR Gaming’s strategic initiatives, the net loss in the fourth quarter of 2013 would have been $5.5 million, or $0.19 per diluted share.

Net revenues at Scioto Downs increased 10.8% to $35.9 million in the fourth quarter of 2013 compared to $32.4 million in the fourth quarter of 2012.  The property saw adjusted EBITDA increase to $12.2 million from $10.8 million in the comparable quarter of 2012, while the adjusted EBITDA margin at Scioto Downs increased to 34.1% compared to 33.3% in the prior-year quarter.  The increase in net revenues and adjusted EBITDA for the fourth quarter of 2013 was primarily due to Scioto Downs maintaining a significant share of the Columbus slot market in the face of competition.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 2.5% to $45.4 million in the fourth quarter of 2013 compared to $46.5 million in the fourth quarter of 2012.  Revenues from slots decreased by $1.0 million and revenue from table games was flat compared to the same quarter of 2012.  The property saw adjusted EBITDA increase to $8.0 million from $7.2 million in the comparable quarter of 2012, while the adjusted EBITDA margin at Mountaineer increased to 17.6% compared to 15.4% in the prior-year quarter.  The decrease in gaming revenues for the fourth quarter of 2013 was attributable to the combination of unfavorable weather and increased competition from Ohio, while the increase in adjusted EBITDA was primarily attributable to operating efficiencies.

Net revenues at Presque Isle Downs & Casino decreased 9.0% to $33.5 million in the fourth quarter of 2013 compared to $36.8 million in the fourth quarter of 2012.  Revenues from slots and table games decreased by $2.7 million and $0.5 million, respectively, compared to the same quarter of 2012.  The property generated adjusted EBITDA of $3.5 million compared to $5.8 million in the same quarter of 2012, while the adjusted EBITDA margin decreased to 10.4% compared to 15.8% in the prior-year quarter.  The decrease in net revenues and adjusted EBITDA for the fourth quarter of 2013 was primarily attributable to unfavorable weather and increased competition from Ohio gaming facilities.

Corporate overhead costs totaled $2.7 million during the fourth quarter of 2013, exclusive of costs of $1.6 million associated with strategic initiatives, compared to $2.6 million in the prior-year period.

Full Year 2013 Results

For the year ended December 31, 2013, MTR Gaming’s total net revenues increased 2.2% to $497.8 million from $487.0 million in the prior year.  Adjusted EBITDA from continuing operations increased 2.2% to $98.7 million from $96.5 million in the prior year.  2013 net loss was $9.1 million, or $0.32 per diluted share, which included $4.4 million in strategic transaction costs and approximately $3.5 million of income tax expense primarily attributable to additional valuation allowances on deferred tax assets.  Results for 2013 reflect the full year of operation of MTR Gaming’s Scioto Downs gaming facility, which commenced operations in June 2012, offset in part by the decline in operating results at Mountaineer and Presque Isle Downs due to expanding Ohio competition.  In the prior year, the Company reported a net loss of $5.7 million, or $0.20 per diluted share, which included $2.7 million of project-opening costs, a loss of $0.3 million from discontinued operations and approximately $3.6 million of income tax expense primarily attributable to additional valuation allowances on deferred tax assets.

See attached tables, including a reconciliation of net loss, a GAAP financial measure, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

Balance Sheet and Liquidity

As of December 31, 2013, MTR Gaming had $100.1 million in cash and cash equivalents, $7.3 million in restricted cash and $558.8 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

MTR Gaming-Eldorado Merger Developments

In connection with the Company’s previously announced strategic business combination with Eldorado HoldCo LLC (“Eldorado”) pursuant to which the Company and Eldorado will become wholly-owned subsidiaries of Eclair Holdings Company (which will be renamed “Eldorado Resorts, Inc.”) (“NewCo”), the Company has received each of the following, all of which are required to consummate the proposed combination:

•                  an early termination of the Hart-Scott-Rodino (“HSR”) waiting period;

•                  the requisite consent from holders of the Company’s 11.50% Senior Secured Second Lien Notes due 2019 with respect to proposed amendments to the indenture thereunder permitting the formation of a new holding company as a result of the transactions contemplated by this proposed combination;

•                  a waiver under the Company’s existing credit facility permitting the closing of the proposed combination; and

•                  the initial approval from the Pennsylvania Gaming Control Board for the transfer of interest in Presque Isle Downs & Casino, the Company’s gaming operations in Erie, Pennsylvania, in connection with the proposed combination.

The proposed transaction remains subject to certain conditions and approvals, including regulatory approvals from gaming regulators in Louisiana, Nevada, Ohio, Pennsylvania and West Virginia, approval by stockholders of MTR Gaming, registration and listing of NewCo shares and customary closing conditions.   The transaction is expected to close in the second half of 2014.  For more information about these milestones and other conditions and approvals required, please see the Registration Statement on Form S-4 initially filed by Eclair Holdings Company with the Securities and Exchange Commission on November 4, 2013, and as amended from time to time, as well as other relevant documents concerning the proposed combination.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest expense (income), income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, project-opening costs, strategic transaction costs, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of adjusted EBITDA divided by net revenues. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses adjusted EBITDA and adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Moreover, other companies that provide EBITDA and/or adjusted EBITDA information may calculate EBITDA and/or adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 4:30 p.m. EDT.  Interested parties may participate in the call by dialing (888) 539-3696.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #1333875).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EDT on Tuesday, March 18, 2014 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 1333875.

About MTR Gaming Group, Inc.

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate, changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, the impact of our announced combination with Eldorado, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Revenues:
Gaming	$105,360	$106,184	$454,583	$445,848
Pari-mutuel commissions	2,231	2,021	11,163	10,368
Food, beverage and lodging	9,080	8,724	40,631	36,489
Other	3,110	3,251	12,692	11,392
Total revenues	119,781	120,180	519,069	504,097
Less promotional allowances	(4,957)	(4,393)	(21,278)	(17,108)
Net revenues	114,824	115,787	497,791	486,989

Operating expenses:
Costs of operating departments:
Gaming
Operating	62,157	62,816	266,781	266,804
Other regulatory assessments	201	373	(78)	391
Pari-mutuel commissions	2,336	2,337	11,267	11,083
Food, beverage and lodging	7,386	7,442	31,795	28,554
Other	1,790	1,778	8,309	7,374
Marketing and promotions	4,301	3,601	16,249	13,926
General and administrative	15,871	16,619	64,732	62,738
Strategic transaction costs	1,642	—	4,365	—
Project opening costs	—	(13)	—	2,705
Depreciation	7,676	7,532	30,458	27,511
(Gain) loss on the sale or disposal of property	(30)	(48)	38	(52)
Total operating expenses	103,330	102,437	433,916	421,034

Operating income	11,494	13,350	63,875	65,955

Other income (expense):
Interest income	6	9	32	168
Interest expense, net of amounts capitalized	(17,395)	(17,351)	(69,571)	(67,993)

Loss from continuing operations before income taxes	(5,895)	(3,992)	(5,664)	(1,870)
Provision for income taxes	(1,207)	(1,500)	(3,467)	(3,577)

Loss from continuing operations	(7,102)	(5,492)	(9,131)	(5,447)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	1	—	(277)
Provision for income taxes	—	—	—	—
Income (loss) from discontinued operations	—	1	—	(277)

Net loss	$(7,102)	$(5,491)	$(9,131)	$(5,724)

Net loss per share - basic:
Loss from continuing operations	$(0.25)	$(0.20)	$(0.32)	$(0.19)
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net loss	$(0.25)	$(0.20)	$(0.32)	$(0.20)

Net loss per share - diluted:
Loss from continuing operations	$(0.25)	$(0.20)	$(0.32)	$(0.19)
Loss from discontinued operations	$—	$0.00	$—	$(0.01)
Net loss	$(0.25)	$(0.20)	$(0.32)	$(0.20)

Weighted average number of shares outstanding:
Basic	28,386,343	28,054,429	28,272,951	28,011,513
Diluted	28,386,343	28,054,429	28,272,951	28,011,513

(a) The classification of costs related to discretionary coupons previously reported within marketing and promotions  has been revised to report such costs as a component of promotional allowances for the  2013 and 2012 periods presented.  The revision is not material to our financials statements, as the net effect of the revision did not impact our operating income, net income, stockholders’ equity, cash flows or Adjusted EBITDA.

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Net revenues:
Mountaineer Casino, Racetrack & Resort	$45,405	$46,546	$196,912	$219,506
Presque Isle Downs & Casino	33,525	36,845	155,231	180,681
Scioto Downs	35,894	32,396	145,648	86,769
Corporate	—	—	—	33
Consolidated net revenues	$114,824	$115,787	$497,791	$486,989

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$7,982	$7,187	$35,840	$43,498
Presque Isle Downs & Casino	3,479	5,808	23,336	35,092
Scioto Downs	12,223	10,801	49,441	29,561
Corporate	(2,701)	(2,602)	(9,959)	(11,641)
Consolidated Adjusted EBITDA from continuing operations	$20,983	$21,194	$98,658	$96,510

Adjusted EBITDA from discontinued operations	—	1	—	(277)

Consolidated Adjusted EBITDA	$20,983	$21,195	$98,658	$96,233

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Adjusted EBITDA:

Mountaineer Casino, Racetrack & Resort:
Net income	$5,766	$4,819	$26,976	$32,760
Interest income	(4)	—	(6)	—
Benefit for income taxes	(15)	—	(15)	(13)
Depreciation	2,224	2,367	8,925	10,755
Loss (gain) on the sale or disposal of property	11	1	(40)	(4)
Adjusted EBITDA	$7,982	$7,187	$35,840	$43,498
Net revenues	$45,405	$46,546	$196,912	$219,506
Adjusted EBITDA margin	17.6%	15.4%	18.2%	19.8%

Presque Isle Downs & Casino:
Net income	$655	$1,928	$12,949	$22,265
Interest income and capitalized interest	(1)	(22)	(3)	(63)
Provision for income taxes	610	1,725	2,472	3,586
Depreciation	2,055	1,853	7,918	8,961
Other regulatory gaming assessments	201	373	(78)	391
(Gain) loss on the sale or disposal of property	(41)	(49)	78	(48)
Adjusted EBITDA	$3,479	$5,808	$23,336	$35,092
Net revenues	$33,525	$36,845	$155,231	$180,681
Adjusted EBITDA margin	10.4%	15.8%	15.0%	19.4%

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Adjusted EBITDA (continued):

Scioto Downs:
Net income	$8,585	$7,740	$34,553	$20,333
Interest expense (capitalized interest)	22	—	83	(1,227)
Provision (benefit) for income taxes	227	(227)	1,224	—
Depreciation	3,389	3,301	13,581	7,750
Project opening costs	—	(13)	—	2,705
Adjusted EBITDA	$12,223	$10,801	$49,441	$29,561
Net revenues	$35,894	$32,396	$145,648	$86,769
Adjusted EBITDA margin	34.1%	33.3%	33.9%	34.1%

Corporate:
Net loss	$(22,108)	$(19,979)	$(83,609)	$(80,805)
Interest expense, net of interest income	17,372	17,364	69,465	69,115
Provision (benefit) for income taxes	385	2	(214)	4
Depreciation	8	11	34	45
Strategic transaction costs	1,642	—	4,365	—
Adjusted EBITDA	$(2,701)	$(2,602)	$(9,959)	$(11,641)

Discontinued operations:
Net income (loss)	$—	$1	$—	$(277)
Provision for income taxes	—	—	—	—
Adjusted EBITDA	$—	$1	$—	$(277)

MTR Gaming Group, Inc. (consolidated):
Net loss	$(7,102)	$(5,491)	$(9,131)	$(5,724)
Interest expense, net of interest income and capitalized interest	17,389	17,342	69,539	67,825
Provision for income taxes	1,207	1,500	3,467	3,577
Depreciation	7,676	7,532	30,458	27,511
Other regulatory gaming assessments	201	373	(78)	391
Loss (gain) on the sale or disposal of property	(30)	(48)	38	(52)
Project opening costs	—	(13)	—	2,705
Strategic transaction costs	1,642	—	4,365	—
Consolidated Adjusted EBITDA	$20,983	$21,195	$98,658	$96,233
Net revenues	$114,824	$115,787	$497,791	$486,989
Adjusted EBITDA margin	18.3%	18.3%	19.8%	19.8%

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31	December 31
	2013	2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$100,124	$115,113
Restricted cash	7,255	4,088
Accounts receivable, net of allowance for doubtful accounts of $151 in 2013 and $350 in 2012	4,853	3,934
Amounts due from West Virginia Lottery Commission	—	17
Inventories	4,272	4,305
Deferred financing costs	1,642	1,642
Prepaid expenses and other current assets	7,850	5,582
Total current assets	125,996	134,681

Property and equipment, net	371,364	387,015
Other intangible assets	136,080	136,094
Deferred financing costs, net of current portion	6,766	8,407
Deposits and other	1,801	1,908
Non-operating real property	10,769	10,789
Assets of discontinued operations	184	181
Total assets	$652,960	$679,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,998	$3,719
Accounts payable - gaming taxes and assessments	9,947	11,077
Accrued payroll and payroll taxes	5,466	5,776
Accrued interest	27,344	27,369
Accrued income taxes	—	743
Other accrued liabilities	17,043	13,579
Construction project and equipment liabilities	788	481
License fee payable	—	25,000
Deferred income taxes	837	1,472
Liabilities of discontinued operations	116	123
Total current liabilities	64,539	89,339

Long-term debt	558,834	556,716
Other regulatory gaming assessments	4,806	5,319
Long-term compensation	871	871
Deferred income taxes	17,412	12,620
Other long-term liabilities	497	517
Total liabilities	646,959	665,382

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	65,047	63,822
Accumulated deficit	(59,143)	(50,012)
Accumulated other comprehensive loss	(127)	(341)
Total stockholders’ equity of MTR Gaming Group, Inc.	5,777	13,469
Non-controlling interest of discontinued operations	224	224
Total stockholders’ equity	6,001	13,693
Total liabilities and stockholders’ equity	$652,960	$679,075

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